Schedule A

The GAMCO Mathers Fund

The Gabelli Asset Fund

The GAMCO Growth Fund

The Gabelli Convertible and Income Securities Fund Inc.

The Gabelli Small Cap Growth Fund

The US Treasury Money Market Fund

The Gabelli Equity Income Fund

The Gabelli ABC Fund

The GAMCO Global Opportunity Fund

The GAMCO Global Telecommmunications Fund

The GAMCO Global Growth Fund

The GAMCO Global Convertible Securities Fund

The Gabelli Global Multimedia Trust Inc.

GAMCO Gold Fund, Inc.

GAMCO International Growth Fund, Inc.

Gabelli Capital Asset Fund

The Gabelli Blue Chip Value Fund

The Gabelli Utilities Fund

The Gabelli Woodland Small Cap Value Fund

Gabelli Merger & Acquisitions Fund

Bancroft Fund Ltd.*

Ellsworth Growth and Income Ltd.*

*	Domestic Custody minimum monthly fee waived

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